EXHIBIT 23.2








                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Post-Effective Amendment
No. 1 to the Registration Statement on Form S-8 (No. 333-65209) of BankAmerica Corporation, a Delaware corporation and the surviving corporation in the merger of a predecessor company of the same name (the former BankAmerica Corporation) and NationsBank (DE) Corporation, to be dated October 7, 1998, of our report dated January 20, 1998, with respect to the consolidated financial statements of the former BankAmerica Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                             /s/ ERNST & YOUNG LLP







San Francisco, California
October 7, 1998